Exhibit 99.4

BUSINESS OF MITOCAREX

Overview

MitoCareX Bio is a drug discovery company dedicated to the development of cancer therapeutics by targeting the mitochondrial carrier family (SLC25A protein family) with a specific focus on one undisclosed SLC25A protein of interest. The company’s core technology and know-how relate to structural biology combined with computational chemistry – a knowledge that can be utilized for potentially each of the 53 protein members belonging to the SLC25A family (i.e., a platform-based drug discovery company). MitoCareX Bio’s current focus is on Non-Small Cell Lung Cancer (NSCLC) therapeutics however it may consider other oncology and non-oncology indications in the future. MitoCareX’s mission is to be the foremost biopharma company that develops and delivers transformative metabolic-based therapies that improve and extend the lives of patients.

Mitochondria are key metabolic hubs regulating many processes in health and disease (PMID 32455902). As the biggest subgroup of the Solute Ligand Carrier (SLC) superfamily in the human, the SLC25A proteins mediate the transport of a wide array of substrates including nucleotides, amino acids, carboxylic acids, and inorganic ions across the inner mitochondrial membrane, directly supporting oxidative phosphorylation, lipid metabolism, and apoptosis regulation. Comprising of 53 protein members, these carriers are critical for cellular energy metabolism, redox balance, and biosynthetic processes. Dysregulation or mutation in SLC25A genes is increasingly recognized as a key contributor to metabolic disorders, neurodegeneration, and cancer. Despite their great importance, SLCs have been difficult to access for drug discovery purposes due to a limited number of research tools, assays, and probes. To meet this challenge, the Innovative Medicines Initiative consortium, ReSOLUTE, was launched in 2018 by several big pharma companies, among others, to develop tools and de-orphanize some of the SLC transporters which are understudied with more than ~ 30% being orphan (PMID 32265506). The latter reflects the urge as well as the enormous potential in finding novel drug targets among the SLCs for exploiting the discovery of new necessary therapeutics for clinically hard to treat diseases.

Despite being directly linked with a variety of malignancies including cancer, there are still no FDA approved drugs targeting directly a member protein belonging to the SLC25A family. One way to progress drug discovery related to the mitochondria SLC25A proteins would be to generate reliable computerized 3D molecular models of the SLC25A protein of interest and virtually screen a very high number of molecules against it, as a first step. However, a major limitation for generating 3D molecular models of the SLC25A protein family is the very limited amount of solved 3D protein structures that are crucial to use for proper and reliable modelling. In addition, the SLC25A proteins have different functional conformations that are challenging to be reliably predicted with current Artificial Intelligence (AI)-based systems, without ad-hoc guidance. These limitations have pushed MitoCareX to develop MITOLINE™ - a novel proprietary algorithm which outputs can be used for the generation of reliable 3D models for potentially all the 53 human mitochondrial proteins.

Mitochondrial carriers are directly linked to diverse types of malignancies (PMID 32783608) including lung cancer – the 2nd worldwide cancer in the world. Notwithstanding the emerging treatment strategies of recent years, lung cancer remains the leading cause of cancer death worldwide, with an estimated 1.8 million deaths every year. Two obstacles interfere with curative therapy of lung cancer: poor diagnosis at the early stages, and emerging drug resistance after treatment (PMID 37240224). To address the latter, a combinational therapy is needed for improved survival outcomes after chemotherapy and Epidermal Growth Factor Receptor Tyrosine Kinase (EGFR) therapy in lung cancer. Non-Small Cell Lung Cancer (NSCLC), the most common form of lung cancer, is the leading cause of cancer-related mortality accounting for 80-85% of the lung cancer cases with a 5-year survival rate of less than 25%. (PMID 37240224). NSCLC is any type of epithelial lung cancer other than small cell lung cancer (SCLC). The most common types of NSCLC are squamous cell carcinoma, large cell carcinoma, and adenocarcinoma, but there are several other types that occur less frequently, and all types can occur in unusual histological variants. Although NSCLCs are associated with cigarette smoke, adenocarcinomas may be found in patients who never smoked. The treatment landscape for NSCLC is changing quickly, as therapies initially approved for later lines are increasingly being granted approval for use in the first-line setting. While this shift enhances initial patient outcomes, it also reduces the number of effective options available once the disease progresses, highlighting a pressing need for new treatments in subsequent lines of therapy.

The MitoCareX target protein is associated with worse overall survival in lung Adenocarcinoma including in lung Adenocarcinoma with mutated EGFR. Therefore, MitoCareX aims to demonstrate that the inhibition of this protein with its drug candidate could overcome drug resistance of EGFR therapies and possibly of chemotherapy by sensitizing lung adenocarcinoma cells to therapies. Furthermore, to the knowledge of MitoCareX - current published inhibitors targeting MitoCareX target protein fail to demonstrate necessary drug like properties and hence could not be progressed towards clinical trials. Based on the above, MitoCareX decided to direct its efforts towards finding promising chemical scaffolds that can efficiently target its protein of interest and influence the disease progression of NSCLC patients.

The Global Market

1.	Mitochondria-related therapies - Mitochondria-based small molecule therapies aim to restore, enhance, or modulate mitochondrial functions to treat diseases where mitochondrial dysfunction plays a central role. The global market for mitochondria-based therapies is poised for significant growth due to the rising prevalence of mitochondrial and metabolic disease, emergence of biomarkers and non-invasive diagnostic tools, as well as advanced computational tools. This target was valued at approximately USD 400.5 million in 2023, projected to reach USD 779.4 million by 2032, with a CAGR of ~7.7% (www.growthplusreports.com).

2.	3D Protein Structure Analysis – the primary goal of 3D protein structure analysis is to determine the spatial configuration of proteins at atomic or near-atomic resolution. This structural insight may be critical for: deciphering biological functions and mechanism of diseases, designing targeted drugs and therapies, and developing precision medicine applications. 3D structural data enables structure-based drug design (SBDD), improving the efficiency of pharmaceutical R&D by identifying binding pockets, predicting protein–ligand interactions, and guiding lead optimization. In addition, there is a growing demand for accurate structural models for applications such as antibody design and enzyme engineering. The market is experiencing strong growth due to expanding drug discovery pipelines, integration of AI-based protein prediction tools, and advances in imaging and computational technologies. Protein structure analysis market: USD 1.26 billion in 2023, expected to grow to USD 2.5 billion by 2030 with a CAGR of ~10% (ww.verifiedmarketreports.com).

Lung cancer -The rising incidence of lung cancer worldwide is a key factor driving the market. According to the Lung Cancer Research Foundation, an estimated 238,340 individuals in the U.S. were diagnosed with lung cancer in 2023. Over a lifetime, 1 in 16 people develop the disease, affecting 1 in 16 men and 1 in 17 women. Increasing smoking rates in certain regions, along with environmental factors such as air pollution and occupational hazards, have contributed to this trend. MitoCareX target gene is associated with worse overall survival in lung adenocarcinoma, which is a subtype of NSCLC and develops from the epithelial cells in the lungs. Lung adenocarcinoma treatments include chemotherapy, targeted small molecules, and immunotherapy. According to market research by Grand View Research (www.grandviewresearch.com), the global lung adenocarcinoma treatment market size was estimated at USD 6.08 billion in 2024 and is projected to grow at a CAGR of 10.7% from 2025 to 2030. The market is driven by several factors, such as the rising number of lung cancer cases, advancements in targeted therapies and immunotherapies, increased awareness and screening efforts, and more investment in research and development. Furthermore, the treatment landscape for NSCLC is undergoing a remarkable transformation, driven by the success of therapies initially approved for later line use that are now earning label expansions into the first line setting. This shift is most notably seen among those with EGFR or ALK mutations, as well as patients without actionable driver mutations through the use of immune checkpoint inhibitors (ICIs).However, this front-line success brings new challenges: as more patients benefit from targeted treatments earlier in their disease course, the options available upon progression become increasingly limited, particularly in the second-line setting. This unmet need is especially pronounced in patient subgroups where sequential use of drugs within the same class (such as EGFR inhibitors or chemotherapy), may not be successful. Rewardingly, this dynamic presents a compelling opportunity for innovative therapies that can address the growing demand for effective later-line treatments and reshape the ongoing efforts in NSCLC.

Platform and Pipeline

Since 2022, MitoCareX has been developing and improving diverse types of platforms to serve its drug discovery needs:

1.	MITOLINE™ - a major challenge for SLC25A related drug discovery is the very limited amount of solved 3D protein structures (e.g., by x-ray crystallography) that can often ignite computer aided drug discovery campaigns. While homology modeling remains a useful approach for understanding the structure and function of SLC25A mitochondrial carriers, it is limited by template availability, conformational diversity, and membrane protein complexity. Indeed, SLC25A proteins undergo two major conformational changes during substrate translocation: the cytosolic (c-) conformation, which opens toward the cytosol, and the matrix (m-) conformation, which opens toward the mitochondrial matrix. However, of the 53 human SLC25A family members, high-resolution structures are available in the c-conformation for only two carriers-ADP/ATP carrier and Uncoupling Protein 1-and in the m-conformation for only one: the ADP/ATP carrier. These multiple conformations make the modelling of mitochondrial carriers more complex even for AI based tools. To address this challenge, MitoCareX Bio has developed MITOLINE™ - an algorithm used by the company to perform accurate multiple sequence/ structure pairwise alignments which could then be used for generating reliable 3D comparative models of potentially all 53 mitochondrial carrier proteins. MITOLINE™ based 3D comparative models of mitochondrial carriers can be used for the study of ligand binding, substrate translocation mechanism, and for the characterization of yet uncharacterized mitochondrial carriers. Importantly, MITOLINE™ relies on specific sequence/structure pairwise alignment based on specific anchor points used for building the pairwise alignment. These anchor points consist of residues highly conserved in all the members of the family, despite the great variety of translocated substrates and the low percentage of identical residues observed among different subfamily members (i.e., nucleotide and dinucleotide transporters, amino acid transporters, and organic acid transporters).

Left panel: Illustration of proper modelling of specific amino acid sequences of a mitochondrial carrier as generated following utilizing the MITOLINE™ algorithm (top left) as compared to alternative modelling generated by an AI based tool (bottom left). Pink amino acids - taken from a crystallized structure used as a template to lead 3D comparative modeling; yellow amino acids - 3D comparative model generated by an AI-based tool; black amino acids - 3D comparative model predicted by using the pairwise alignment built by MITOLINETM. Right panel: A complete 3D protein model of a mitochondrial carrier generated based on the specific sequence/structure pairwise alignment obtained by MITOLINE™.

2.	Advanced Computational Platform - MitoCareX has built an advanced cloud-based computational chemistry platform with specific architecture that allows it to:

A.	Utilize MITOLINE ™ as a first step towards generating reliable 3D models for its protein of interests belonging to the SLC25A family.
B.	Utilize massive compute power (CPUs/GPUs) for performing virtual screening experiments (e.g., docking experiments) and related calculations using millions of small molecules. The aim of such experiments, for example, is to recognize hit molecules that virtually interact with a protein of interest.
C.	Utilize algorithms and dedicated softwares for analyzing data.
D.	Implement Machine Learning (ML) based models for further improving its virtual screening results.
E.	Re-dock known inhibitors in template structures used for building 3D comparative models.

Illustration of MitoCareX’s virtual screening workflow process by utilizing its computational platform. The 3D model of its protein of interest was generated following the specific sequence/structure pairwise alignments based on the proprietary algorithm MITOLINE™. The drawn molecules are only for illustration purposes

3.	Novel In-Vitro Screening Platforms - To biologically validate its results, MitoCareX has developed or optimized a few advanced in vitro screening platforms: 1. A novel cell based assay that detects the changes in the intracellular status of a main signaling protein, downstream to MitoCareX’s protein of interest. Utilizing this assay, it is possible to differentiate between active vs. inactive molecules. 2. Real time mitochondrial assay that is monitoring the activity of physiologically active mitochondria in the presence of drug candidates. These two complementary in-vitro systems allow MitoCareX to rapidly detect and validate potential true ‘hit’ molecule candidates while excluding false positive results. Out of the top eighty (80) molecules that were virtually predicted by MitoCareX to bind its protein of interest and further screened in vitro - a few molecules were validated to be biologically active. 3. Cell free assay using proteoliposomes combined with in-house developed Biolayer Interferometry (BLI) method. Using this method allows MitoCareX to measure important binding parameters which are crucial for the prioritization of its screened small molecules during the validation and development stages. 4. Acceptable toxicity and Drug Metabolism and Pharmacokinetics (DMPK) methodologies.

MitoCareX’s in-vitro workflow for validating and advancing compounds

4.	Advanced 3D NSCLC tumor spheroid systems – To test the efficacy of MitoCareX’s developed compounds, MitoCareX has been generating 3D spheroid systems for diverse types of NSCLC cells lines with different genetic backgrounds. Utilizing 3D spheroid systems better mimic the 3D tumor structure and microenvironment. Furthermore, working with 3D samples is highly important in cancer metabolism since it was shown in numerous amounts of studies that the 2D culture system doesn’t represent the metabolic activity and gene expression patterns as compared to tumor cells (PMID 28615311).

An example of a 3D spheroid system generated by MitoCareX using 4X magnification. The spheroids are derived from the NSCLC cancer cell line H358

MitoCareX’s product is an anti-cancer small molecule therapeutics (ACSMT) that inhibits a mitochondrial SLC25A protein that was found to be significantly involved in diverse types of cancers including NSCLC. The company aims to develop a New Chemical Entity (NCE), based on its hit compound 1 that was identified as an active compound by the company in a non-biased computational manner and confirmed to have anti-cancerous activity, in-vitro. MitoCareX expects that its final lead product will be clinically tested initially for previously treated advanced NSCLC patients, which is the most meaningful underserved segment in this type of cancer. Its efforts are focused on demonstrating in-vitro efficacy in a few areas:

●	Overcoming drug resistance of EGFR inhibitors by sensitizing lung adenocarcinoma cells to EGFR therapies.

●	Overcoming drug resistance of chemotherapy by sensitizing lung adenocarcinoma cells to platinum-based chemotherapies.

In addition to hit compound 1 based derivatives that MitoCareX is developing and progressing, the company is routinely performing new virtual & in- vitro screenings to recognize additional chemical scaffolds as potential anti-cancer therapeutics, targeting the same protein of interest. Finding alternative active chemical scaffolds may serve as a backup series to the hit compound 1-based series.

Strategy

Internal Pipeline Development -

MitoCareX mission is to develop efficacious metabolic-based therapies targeted at mitochondrial transport proteins belonging to the SLC25A family. To accomplish this mission, MitoCareX leverages its unique expertise in computational chemistry, structural biology, and precision oncology for developing and progressing its most promising drug candidates for treating resistant cancers with a current focus on NSCLC. As a first stage, MitoCareX harnessed MITOLINE™ to generate reliable 3D model structures for its protein of interest. Next, utilizing its cloud-based, computational chemistry platform, MitoCareX performed virtual screening campaigns initially with ~3.3 million molecules trying to identify potential binders to its protein of interest. Indeed, MitoCareX has identified a few virtual binders out of which a few were shown to have biological activity, in-vitro. Next, MitoCareX prioritized hit compound 1 for further development. Hit compound 1 demonstrates reasonable drug like properties while its chemical scaffold provides an opportunity for high oral bioavailability and reduced in vivo clearance rates. In parallel, MitoCareX performs in-vitro efficacy evaluations of hit compound 1 and hit compound 1 based derivatives as potential standalone treatments or as combinational therapy for NSCLC patients with defined genetic backgrounds. The combinations are done with either Tyrosine Kinase Inhibitors (TKIs) or platinum-based medicines. If found to be successful, this approach is novel since currently there are no FDA approved drugs targeting MitoCareX’s protein of interest, to MitoCareX knowledge. Currently, MitoCareX is progressing a hit-to-lead medicinal chemistry campaign aimed at optimizing the structure of hit compound 1.

While partnerships will drive early revenue, selected assets may be co-developed or out-licensed at later stages, enhancing monetization flexibility. Such components may include:

●	Upfront payments
●	Development and/or Regulatory Milestones
●	Sales Milestones
●	Royalties following FDA approval

Commercialization of MITOLINE ™ -

While MITOLINE™ is routinely used by MitoCareX for its drug discovery purposes, the commercialization of MITOLINE™ is structured to generate near- and long-term revenue streams while expanding MitoCareX Bio’s reach through strategic partnerships with pharmaceutical and biotechnology companies. The Company may adopt a hybrid licensing model that leverages upfront fees, performance-based milestone payments, and downstream royalties from partner-developed therapeutics. A few models may include:

1. Licensing and Strategic Partnerships

MitoCareX Bio may license access to MITOLINE™ on a target-class or indication-specific basis, enabling pharmaceutical partners to identify new drug candidates efficiently. A few possibilities may include:

●	Upfront Licensing Payments: strategic partners will pay an upfront licensing fee per collaboration, depending on the therapeutic area, exclusivity, and target scope.
●	Platform Access Tiering: Tiered access will allow smaller biotech partners to use MITOLINE™ under a lower upfront fee model with increased backend royalties, supporting wider adoption and early validation of the platform across a range of indications.

2. Milestone-Linked Revenues Partners will pay development, regulatory, and commercial milestones aligned with the progress of candidate programs derived from MITOLINE™ inputs:

●	Preclinical Milestones for validated hit nomination and lead series optimization.
●	Clinical Development Milestones - Phase I through Phase III
●	Regulatory Milestones for successful NDA/BLA filings and FDA approval.
●	Commercial Launch Milestones upon first commercial sale in key markets (U.S., EU, Japan).

3. Royalty fee on Approved Therapeutics

MitoCareX Bio may receive royalties on net sales of FDA-approved therapeutics discovered using MITOLINE™. This royalty structure should be aligned with industry benchmarks for computational discovery platforms and reflects MITOLINE™’s novelty.

●	Higher royalty tiers may apply where MitoCareX contributes significant preclinical validation or compound optimization beyond algorithmic target nomination.
●	MitoCareX Bio may also retain co-development rights or profit-sharing options in selected programs, particularly in oncology indications aligned with the Company’s internal pipeline priorities.

History and Team of MitoCareX

MitoCareX Bio is a drug discovery company dedicated to the development of therapeutics targeting mitochondrial carrier proteins (SLC25A family) in cancer. MitoCareX Bio was founded in February 2022 based on successful proof-of-concept experiments that were performed in the UK prior to the establishment of the company. MitoCareX’ s investors, SciSparc Ltd., a specialty clinical-stage pharmaceutical company focusing on the development of therapies to treat disorders and rare diseases traded on NASDAQ, has conducted due diligence on MitoCareX and decided to invest $1.7M in the company, with several investment milestones that have already been met.

In February 2022 – the company was founded and received 700,00$ for equity to begin its activities.

In February 2023 – the company met its first milestone – the establishment of its advanced cloud-based computational platform. For this, the company received 400,000$ for equity.

In May 2023 – the company announced the development of its proprietary algorithm MITOLINETM for the generation of sequence/structure pairwise alignments and reliable 3D mitochondrial carrier protein models and included that as part of its computational platform.

In November 2023 – the company met its second milestone – development of diverse in vitro screening platforms, related to mitochondria, for the discovery, validations and progression of anti-cancer inhibitors, targeting its protein of interest. For this, the company received an additional 600,000$ for equity. In addition, the company has successfully performed in silico screening (i.e., virtual screening) and identified hit compound 1 as a hit molecule (i.e., virtual binding with reasonable affinity to its protein of interest), out of millions of small molecules. Hit compound 1 was further validated as a positive hit molecule using the company’s diverse in-vitro screening platforms. Furthermore, using several cancer cell lines with diverse genetic backgrounds, the company demonstrated that hit compound 1 is an anti-cancer molecule. In February 2024, MitoCareX filled out two provisional patent applications in the USA which are based on its hit molecule hit compound 1. In February 2025, MitoCareX withdrew its provisional patent applications because its latest scientific results did not support prosecuting the provisional patent applications.

MitoCareX’s computational 3D modelling capability combined with its virtual screenings and diverse in vitro screening capabilities are found at the core of the company’s technology. To meet its challenges, MitoCareX Bio has assembled a professional team uniting experienced scientists with a proven track record including:

Dr. Alon Silberman – Co-Founder, Chief Scientific Officer and a Board member - Dr. Silberman is a biological chemist with a strong interdisciplinary background in both chemistry and biology. Following his PhD in medicinal and biological chemistry he pursued a full postdoctoral fellowship at the Weizmann Institute of Science focusing on Cancer Metabolism and Drug Discovery. After spending a few successful years as a Senior Scientist in the biotech industry, he led the fundraising for the establishment of MitoCareX Bio. At MitoCareX Bio he leads, guides and manages all the scientific programs as well as correspondence with potential investors.

Prof. Ciro Leonardo Pierri (University of Bari, Italy) – Co-Founder and advisor - Prof. Pierri is a world expert in the field of Mitochondrial Carrier proteins. He is an expert biochemist who combines mitochondrial related approaches with computational chemistry methodologies. Prof. Pierri routinely advises the company on different aspects including cell free assay systems and biochemistry related to mitochondrial carriers.

Dr. Adi-Zuloff-Shani – a Board member. Dr. Zuloff-Shani is a highly accomplished biotech leader, bridging deep scientific knowledge in immunology with executive experience. Dr. Zuloff-Shani has over 20 years of experience in advancing therapeutics within highly regulated environments. She has been the CTO at SciSparc Ltd. (NASDAQ: SPRC) since Feb 2016, where she advanced products across varied CNS indications. In addition, she has been the CEO of Clearmind Medicine Inc. (NASDAQ: CMND) since July 2021, spearheading the development of novel psychedelic-derived therapeutics targeting various addictions, weight loss and metabolic disorders.

Mitochondrial Carriers (SLC25A protein family) – a unique class of drug targets in cancer

Mitochondria are key metabolic hubs regulating many processes in health and disease. Despite the role of mitochondria in cancer initiation and progression is widely studied, much remains to be elucidated. The Mitochondrial Carrier family (SLC25A protein family) is the largest group of solute carriers (i.e., transporters; PMID 32455902) translocating a variety of metabolites, nucleotides, and cofactors across the highly selective inner mitochondrial membrane. Transporters of this family are extensively shown to be significantly involved in different types of malignancies such as cervical (PMID 22227854), prostate (PMID 23047795), hepatocellular carcinoma (PMID 19140237), breast (PMID 23642734), colon (PMID 27451147), pancreas (PMID 24440978), as well as including a direct cross talk with the tumor microenvironment. Mitochondrial carriers are considered unique drug targets due to the following reasons:

●	Several SLC25A transporters show selective cancer expression patterns which make them suitable for targeted therapy
●	Many SLC25A transporters are non-redundant which may reduce the risk of compensation from other family members
●	Some small molecule inhibitors have shown preclinical efficacy

Schematic representation of the mammalian mitochondrion. Mitochondrial Carrier proteins are depicted in yellow. The figure is taken from PMID 32783608.

EGFR mutations in NSCLC patients

The epidermal growth factor receptor (EGFR) is a critical molecular driver in a significant subset of NSCLC cases, particularly in adenocarcinoma histology. EGFR mutations are identified in roughly 20% of newly diagnosed NSCLC cases in the U.S. and Europe, making EGFR inhibitors the preferred first-line treatment for these patients. Mutations in the EGFR gene lead to constitutive activation of the receptor, resulting in persistent downstream signaling that promotes tumor cell proliferation, survival, and metastasis. These mutations are especially prevalent among never-smokers, women, and patients of East Asian descent, with frequencies ranging from approximately 10–15% in Western populations to up to 50% in Asian cohorts (PMID 36162323).

The identification of activating EGFR mutations has revolutionized the treatment landscape of NSCLC, enabling the use of targeted therapies that significantly outperform traditional chemotherapy in terms of response rate and progression-free survival. First-generation tyrosine kinase inhibitors (TKIs) such as gefitinib and erlotinib, and more recently, third-generation TKIs like Osimertinib, have demonstrated substantial clinical benefit for patients harboring common EGFR mutations, including exon 19 deletions and the L858R point mutation in exon 21 (PMID 37937763). Osimertinib has shown superiority in the first line setting due to its efficacy against both sensitizing and resistance mutations (e.g., T790M), as well as its ability to penetrate the central nervous system.

Despite initial success, resistance to EGFR inhibitors eventually develops in nearly all patients, presenting a major challenge in long-term disease control. This has prompted extensive research into mechanisms of resistance and the development of combination strategies and next-generation inhibitors. Nevertheless, EGFR remains a cornerstone in the molecular profiling of NSCLC and is essential for guiding personalized treatment strategies, underscoring its pivotal role in the era of precision oncology (PMID 37937763).

Synthetic Lethality – a means for precision oncology

Synthetic lethality is a concept where the combination of mutations/inhibitions in two genes leads to cell death, while a mutation/inhibition in just one of them does not (see illustrative figure below). In cancer therapy, this concept is utilized to target tumor cells harboring specific genetic mutations by inhibiting a second gene or pathway that becomes essential for the survival of these mutated cells (PMID 33795234). This approach allows for selective targeting of cancer cells, minimizing damage to normal tissues.

Cellular synthetic lethality is caused by combined alterations of gene pairs that are otherwise individually viable. The figure is taken from PMID 33795234

The most well-known application of synthetic lethality in cancer therapy involves the use of poly (ADP-ribose) polymerase (PARP) inhibitors in tumors with BRCA1 or BRCA2 mutations (PMID 25341009). These mutations impair the homologous recombination repair pathway, making cancer cells more reliant on PARP-mediated DNA repair. Inhibiting PARP in these cells leads to the accumulation of DNA damage and cell death. This strategy has been successfully implemented in the treatment of certain breast and ovarian cancers.

While synthetic lethality offers a targeted approach to cancer therapy, several challenges remain (PMID 33795234):

●	Resistance Mechanisms: Cancer cells may develop resistance to therapies exploiting synthetic lethality, necessitating combination strategies or alternative targets.
●	Tumor Heterogeneity: The genetic diversity within tumors can affect the efficacy of synthetic lethal strategies.
●	Biomarker Identification: Reliable biomarkers are needed to identify patients who would benefit most from synthetic lethal therapies.

Of importance, in the context of mitochondrial carrier proteins, a few studies have already demonstrated synthetic lethality relationships between a mitochondrial carrier and an oncogenic mutated protein. For example, SLC25A22 was shown to be a novel and potential therapeutic target in glutaminolysis addicted KRAS-mutant CRC (PMID 27451147).

Synthetic Lethality in non-small cell lung cancer – an unmet need for targeting metabolic dependencies

Lung cancer, particularly NSCLC, often has mutations in tumor suppressor genes (e.g., KRAS, TP53. STK11, KEAP1) that are hard to target directly. Synthetic lethality offers a way to target the partner gene of these mutations. Examples of key advances in synthetic lethality for NSCLC include:

1.	TMPRSS4 and DDR1 Co-Targeting - NSCLC cells deficient in TMPRSS4 exhibited heightened sensitivity to DDR1 inhibition using dasatinib. Combined knockdown of both genes led to significant cell cycle arrest and apoptosis, and enhanced sensitivity to cisplatin, indicating a promising therapeutic avenue (PMID 31659178).

2.	Overcoming EGFR Inhibitor Resistance - Resistance to EGFR inhibitors remains a significant challenge in NSCLC treatment. Synthetic lethality screens have uncovered several potential targets to overcome this resistance, including components of the NF-κB pathway, PRKCSH, CDK6, and members of the SWI/SNF chromatin remodeling complex. These findings suggest that targeting these pathways could restore sensitivity to EGFR inhibitors (PMID 28478283). See below for more detailed description regarding EGFR and synthetic lethality.

3.	Concurrent Synthetic Lethality in NRF2-Activated Tumors

NSCLC tumors with hyperactivation of the NRF2 pathway are often resistant to conventional therapies. A novel approach termed “concurrent synthetic lethality” involves co-targeting these tumors with mitomycin C (MMC) and the HSP90 inhibitor 17-AAG. This combination exploits the NRF2-driven metabolic dependencies of the cancer cells, leading to enhanced cytotoxicity (PMID 36200139).

4.	BRG1/SMARCA4-Deficient Tumors

Loss of the chromatin remodeling factor BRG1 (SMARCA4) is observed in a subset of NSCLC cases. These tumors exhibit synthetic lethality when SMARCA2, a homologous ATPase, is inhibited. Targeting SMARCA2 in BRG1-deficient tumors has shown promise in preclinical models, suggesting a potential therapeutic strategy for this NSCLC subtype (PMID 23872584)

Mutated EGFR in NSCLC – an opportunity for Synthetic Lethality based discoveries

Synthetic lethality in the context of EGFR mutations in NSCLC exploits vulnerabilities that arise from EGFR mutations, targeting a second gene or pathway that, when inhibited, leads to the selective death of EGFR-mutant cancer cells. Since EGFR mutations are present in approximately 18-20% of newly diagnosed adenocarcinoma NSCLC cases in the United States and Europe, and in these patients EGFR inhibitors are the first-line choice,finding synthetic lethal protein partners is a promising avenue for getting over EGFR related resistance.

Examples of synthetic lethality in EGFR-Mutant NSCLC:

1.	EGFR and DNA Repair Pathways: EGFR mutations can make cancer cells more reliant on specific DNA repair mechanisms, and targeting these repair pathways can lead to synthetic lethality in EGFR-mutant cells. For example, PARP inhibitors like olaparib exploit deficiencies in DNA repair caused by EGFR mutations, leading to cancer cell death (PMID 3458994).

2.	EGFR and PI3K/AKT/mTOR Pathway: The EGFR signaling pathway activates PI3K/AKT/mTOR, promoting cell survival and proliferation. Inhibition of this pathway, particularly in combination with EGFR-targeted therapies, can lead to synthetic lethality. For example, mTOR inhibitors such as rapamycin can enhance the cytotoxic effects in EGFR-mutant tumors when used in combination with EGFR TKIs like gefitinib (PMID 32953503).

3.	EGFR and Metabolic Pathways: EGFR mutations can increase cancer cells’ reliance on certain metabolic pathways, including glutamine metabolism. Targeting these metabolic dependencies using glutaminase inhibitors such as CB-839 can lead to synthetic lethality in EGFR-mutant cells (PMID 33229301).

4.	Combination of EGFR Inhibition with Other Targeted Therapies: EGFR-mutant cancers may rely on WEE1 kinase for DNA damage repair after EGFR inhibition. Combining WEE1 inhibitors with EGFR TKIs like erlotinib or gefitinib can induce synthetic lethality and enhance cancer cell death (PMID 31387179).

5.	Synthetic Lethality with Immunotherapy: EGFR mutations may alter tumor immunogenicity, and combining EGFR-targeted therapies with immune checkpoint inhibitors (such as PD-1/PD-L1 inhibitors) could induce synthetic lethality by amplifying immune responses specifically in EGFR-mutant cells (PMID 31563735).

MitoCareX approach to developing treatment for NSCLC Patients

MitoCareX consider itself to be a unique company that addresses a major problem and market gap. Resistance to platinum-based therapy together with acquired or innate resistance to EGRF TKIs is a major obstacle in NSCLC since it eventually develops in nearly all patients, presenting a major challenge in long-term disease control.

As noted earlier in the text, higher expression of the MitoCareX target gene is associated with worse overall survival in lung Adenocarcinoma and in lung Adenocarcinoma with mutated EGFR. Therefore, MitoCareX aims to demonstrate that inhibition of its protein of interest with its drug candidate could overcome drug resistance of chemotherapy and/or EGFR therapies, respectively, by sensitizing lung adenocarcinoma cells to therapies. As mentioned, current efforts are focused on demonstrating efficacy in 2 sub-segments:

●	Overcoming drug resistance of EGFR inhibitors by sensitizing lung adenocarcinoma cells to EGFR therapies.
●	Overcoming drug resistance of chemotherapy by sensitizing lung adenocarcinoma cells to platinum-based chemotherapies.

MitoCareX is developing its hit compound 1 based derivatives to be administered as single agents and/or in combination with other therapies. The rationale for a combination approach is based on the observation described above that EGFR mutations in NSCLC exploits vulnerabilities that may be synthetically lethal with MitoCareX target protein and as such may be a rewarding avenue to follow. However, despite being directly linked with a variety of malignancies including NSCLC, there are still no FDA approved drugs that specifically target MitoCareX target protein. While MitoCareX takes a novel approach, some of MitoCareX’s drug discovery and development activities are rooted in traditional small molecule drug discovery methodologies.

Bioinformatic analysis

MitoCareX analyzed the Tumor Cancer Genome Atlas (TCGA) cohort of biopsies taken from NSCLC patients and found the following important findings among others:

1.	Upregulated expression of its protein of interest is higher as compared to the adjacent healthy tissues and its upregulated expression is associated with worse patients’ survival prognosis in lung adenocarcinoma. This pointed to the possibility of applying MitoCareX’s developed compounds as a stand-alone therapy for part of the NSCLC patients.

2.	Upregulated expression of its protein of interest on the background of EGFR mutations but not on the background of non-mutated tumor samples is associated with a worse survival prognosis in lung adenocarcinoma. This pointed to the possibility of applying MitoCareX’s developed compounds for a combination therapy in EGFR mutated NSCLC cases along with EGFR inhibitors.

Left: Upregulated expression levels as compared to low expression levels of the protein of interest in lung adenocarcinoma tumor samples are associated with a worse patients’ prognosis. Upregulated expression levels of the protein of interest worsen prognosis for lung adenocarcinoma patients with mutated (middle) but not with wild type EGFR (right). “protein High” means above the averaged expression levels and “protein Low” means below the averaged expression levels. P- value <0.05 means significance.

Target Identification and Validation

Three-dimensional (3D) cell culture systems are increasingly favored over traditional two-dimensional (2D) cultures, especially in the study of cellular metabolism. In 2D cultures, cells grow on flat, rigid surfaces, leading to artificial cell polarity, distorted nutrient gradients, and atypical mechanical stresses, all of which can alter metabolic behavior (PMID 24797513). These conditions often result in metabolic profiles that do not accurately reflect in vivo physiology, with changes observed in glucose uptake, mitochondrial activity, and oxidative phosphorylation.

In contrast, 3D cultures better replicate the in vivo microenvironment by preserving natural cell–cell and cell–extracellular matrix interactions, creating realistic oxygen and nutrient gradients, and maintaining mechanical cues (PMID 27663511). As a result, cells in 3D cultures display more physiologically relevant metabolic features, including enhanced mitochondrial dynamics, altered glycolytic flux, and appropriate responses to hypoxia (PMID 24797513).

This shift is particularly important in disease models like cancer, where metabolic reprogramming is a hallmark. Studies have shown that drug responses and metabolic pathways differ markedly between 2D and 3D models, underlining the importance of using 3D systems for accurate therapeutic and mechanistic studies.

To assess the importance of its protein of interest to the growth and viability of NSCLC cells, MitoCareX chose a few NSCLC cell lines with diverse genetic backgrounds and knocked down the expression of its protein of interest using small hairpin RNAs (shRNA). Next, MitoCareX generated for each such cell line 3D spheroid structures, using its in-house established protocols. Below are representative examples showing the significant differences between control NCI-H1299 NSCLC cells vs. the comparable knockdown NCI-H1299 cells.

NCI-H1299 derived representative spheroid pictures taken with 4X magnification. Spheroids produced from knockdown cells were significantly smaller as compared to control NCI-H1299 spheroids.

Left Panel: quantification of the averaged diameter of NCI-H1299 derived spheroids from control #1, control #2, knockdown #1, knockdown #2 cells. Right panel: quantification of the averaged viability of NCI-H1299 derived spheroids from control #1, control #2, knockdown #1, knockdown #2 cells. Spheroids produced from knockdown cells were significantly smaller and less viable as compared to control NCI-H1299 spheroids. ** means p-value <0.01; *** means p-value <0.0001

The NCI-H1299 cell line was originated from a lymph node metastasis of the lung of a 43-year-old Caucasian male patient with cancer. These cells possess homozygous partial deletion of the p53 gene so that the cells do not express the p53 protein. These results may point to a direct link between MitoCareX’s mitochondrial protein of interest and the lack of p53 protein in NSCLC cells.

Another representative example of the importance of the protein of interest to the growth of NSCLC cells is exemplified using the NCI-H1975 cell line. This cell line is a human non-small cell lung cancer cell line derived from a patient with lung adenocarcinoma who previously received chemotherapy. NCI-H1975 cells are notable for harboring two critical mutations in the EGFR gene: L858R (a point mutation in exon 21) and T790M (a secondary “gatekeeper” mutation in exon 20) (PMID 2785594).

These mutations make NCI-H1975 cells particularly valuable for studying resistance to EGFR TKIs, such as erlotinib and gefitinib. The T790M mutation confers resistance to first and second generation TKIs, which has driven the development of newer inhibitors like Osimertinib (PMID 2785594).

First, like in the case of the NCI-H1299 cell line, MitoCareX knocked down the expression of its protein of interest using small hairpin RNAs (shRNA) in NCI-H1975 cells. Next, MitoCareX generated for each cell line 3D spheroid structures, using its in-house established protocol. Below are representative examples showing the significant differences between control NCI-H1975 NSCLC cells vs. the comparable knockdown NCI-H1975 cells.

NCI-H1975 derived representative spheroid pictures taken with 4X magnification. Spheroids produced from knockdown cells were significantly smaller as compared to control NCI-H1975 spheroids.

Quantification of the averaged diameter of NCI-H1975 derived spheroids from control #1, control #2, knockdown #1, knockdown #2 cells. *** means p-value <0.001; **** means p-value <0.0001

Virtual screening (In-Silico) campaigns and the discovery of hit compound 1

To discover molecules that virtually bind their protein of interest, MitoCareX utilized its cloud-based, computational chemistry platform and have taken the following steps:

●	Utilized MITOLINE™ for performing multiple sequence alignments resulting in reliable 3D molecular models of its protein of interest
●	Performed Virtual Screening campaign (e.g., docking experiments) with initially 3.3 million molecules
●	Recognized top scored ~1560 molecules (0.05%)
●	Out of the top scored 1560 molecules, initially prioritized 80 molecules (0.0024%) for further in-vitro validations

MitoCareX’s virtual screening workflow starting from millions of small molecules, ending with low amounts of prioritized molecules that are top ranked according to in-silico (virtual) predictions.

Using cell based and functional mitochondrial assays, MitoCareX has screened all the initial computationally prioritized eighty (80) molecules that were predicted to interact with its SLC25A target protein. Out of the 80 screened molecules, a few in-vitro active molecules were recognized, out of which hit compound 1 was chosen for a hit-to-lead medicinal chemistry campaigns. Below is a representative dose-response potency curve that was generated following measurement of hit compound 1 alongside a few inactive compounds using MitoCareX’s developed cell-based assay.

Hit compound 1 is a validated inhibitor of MitoCareX’s protein of interest. IC50 dose response curve using its cell-based assay in which hit compound 1 is found to be active as compared to negative compound 1, negative compound 2 that are found to be inactive.

Ongoing and near future planned activities- compound screenings, synthesis of analogs, SAR and efficacy studies

1.	Optimization of MITOLINE™ - using ensemble docking and/or molecular dynamics-based methods, generating multiple conformers of SLC25A proteins, including predicted and experimental binding parameters are among the different methods to optimize MITOLINE™.

2.	In-Silico and in-vitro screenings of different chemical scaffolds - using MITOLINE™ combined with MitoCareX’s computational platform, the company performs virtual screening campaigns and further in-vitro validations of the most promising small molecule candidates. Recognizing additional biologically active compounds targeting MitoCareX’s target protein is important to establish alternative hit series for further drug development.

3.	Synthesis of derivatives related to hit compound 1 and performing Structure Activity Relationship (SAR) studies - based on the chemical structure of hit compound 1 that was identified by MitoCareX as a promising scaffold, the company has designed and synthesized a variety of analog compounds. The analogs are currently being evaluated according to the company’s in-vitro workflow for validating and advancing promising molecules. Specifically, each compound is being evaluated and characterized in a funnel wise manner (See MitoCareX in-vitro workflow as described above), thus prioritizing the most promising molecules.

4.	Relating to the bioinformatic and in-vitro results that were demonstrated above, MitoCareX is currently evaluating in-vitro the influence of hit compound 1 with or without either FDA approved tyrosine kinase inhibitors or platinum-based medicines. On this regard, the NCI-H1975 cell line is one of the most commonly used preclinical models to study the influences of Osimertinib. Osimertinib (Tagrisso®) is a third-generation, irreversible EGFR tyrosine kinase inhibitor developed specifically to target both the sensitizing EGFR mutations (such as L858R) and the resistance-associated T790M mutation found in non-small cell lung cancer (PMID 36482474). Osimertinib has revolutionized the treatment of EGFR-mutant NSCLC, particularly in tumors with T790M-mediated resistance to first- and second-generation EGFR inhibitors (PMID 25971621). However, despite initial success, acquired resistance to Osimertinib is inevitable, typically within 10–19 months of treatment (PMID 36482474). Developing drugs that re-sensitize tumors would allow continued use of Osimertinib without needing to completely switch therapies, which often involve more toxic or less effective options. Furthermore, new agents could be used in combination with Osimertinib early (preventatively) or upon signs of emerging resistance (reactively), helping to prevent clonal evolution and resistance diversification, which are major challenges in long-term cancer control (PMID 36681369). Achieving synergistic efficacy while combining Osimertinib with MitoCareX’s developed compounds can be of great interest to MitoCareX from a development and commercial point of view. Following the evaluations described above, MitoCareX aims to test its developed compounds in a dedicated preclinical setting.

Potential addressable patient populations for hit compound 1 based future lead compounds

MitoCareX’s in-vitro results support the company’s approach of evaluating & developing small molecule treatment targeting its protein of interest for NSCLC patients with EGFR mutated backgrounds (either as a standalone treatment or in combination with TKIs). In addition, given that the protein of interest is associated with worse overall survival in lung adenocarcinoma and that platinum-based chemotherapy remains a standard first-line treatment for advanced lung adenocarcinoma, particularly for patients without specific gene mutations, MitoCareX intends to evaluate & develop its small molecule treatment combined with platinum-based chemotherapy as a promising avenue for clinical applications.

Hit compound 1 based derivatives are planned to be investigated as potential therapy in 2 sub-segments of previously treated advanced NSCLC patients (i.e., second line):

●	In NSCLC Adenocarcinoma, EGFR overexpression correlates with aggressive disease and poor prognosis, making it an optimal target for cancer therapy. The prevalence of EGFR mutations ranges from 14% to 38%. (PMID 37240224). The efficacy of EGFR-tyrosine kinase inhibitors in EGFR-mutated patients has revolutionized lung cancer treatment, with responses observed in 60–80% of patients, (PMID 36835536) yet drug resistance is a major challenge. As a result, patients often experience disease progression and relapse after initial response to therapy (PMID 37350939). Almost all EGFR TKI responders acquire drug resistance within a few years, with median progression-free survival ranging from 9.2 to 18.9 months (PMID 37240224). It is hoped that the inhibition of MitoCareX’s target transporter gene with its drug candidate would overcome drug resistance of EGFR TKI by sensitizing lung adenocarcinoma cells to EGFR therapies.

●	Chemotherapy is one of the most commonly used and primary treatment options for lung cancer (alone or in combination with immunotherapy). As most patients (77%) are diagnosed at later stages when surgery for curative intent is ineffective, platinum-based chemotherapy became one of the basic options to determine the survival and quality of life of patients. Long-term use of these anti-cancerous agents has been associated with significant side effects, including chemoresistance which is followed by tumor relapse. Nevertheless, the exact mechanisms underlying cisplatin resistance remain largely unclear, and may be related to tumor microenvironment, drug transporters, genetic and epigenetic factors (PMID 36778005). It is expected that the inhibition of MitoCareX’s target transporter gene with its drug candidate could overcome drug resistance of chemotherapy by sensitizing lung adenocarcinoma cells to platinum-based chemotherapies.

Competition

Biotechnology and pharmaceutical industries are characterized by rapid evolution of technologies and understanding of disease etiology, intense development and commercial competition, and a strong emphasis on intellectual property. MitoCareX believes that its approach, development and commercial strategy, scientific capabilities, know-how, and experience, provide the company with competitive advantages. Nonetheless, MitoCareX expects substantial competition from multiple sources, including major biopharmaceutical, specialty pharmaceutical, and existing or emerging biotechnology companies, academic research institutions, governmental agencies, and public and private research institutions worldwide.

Company	Link to Website	Name of potential Competitive Product	Description of the Product
Relay Therapeutics, INC	https://relaytx.com/	Computational and experimental Dynamo™ platform	Relay Therapeutics’ proprietary computational drug discovery engine, designed to integrate dynamic protein motion with AI-driven drug design. Dynamo captures and models how proteins move and change shape over time

Daiichi Sankyo	https://www.daiichisankyo.com/	Patritumab deruxtecan - HER3 Antibody-Drug Conjugates (ADC) developed with MSD granted priority review after phase 2	Patritumab deruxtecan demonstrated an objective response rate (ORR) of 29.8% in patients following disease progression with an EGFR TKI and platinum-based chemotherapy in Phase 2.

Scorpion Therapeutics	https://www.scorpiontx.com/	STX-241 - a highly selective, 4th generation EGFR inhibitor designed to address resistance to third generation EGFR inhibitors (IND enabling studies)	In Preclinical studies STX-241 demonstrated strong biochemical inhibition of EGFR double mutant kinase activity as well as strong C797S double mutant potency and selectivity vs. clinical-stage competitor benchmarks.

A few examples of potential competitors to MitoCareX

Intellectual Property

MitoCareX strives to protect the intellectual property and proprietary technology that it considers important to its business through a variety of methods. MitoCareX seeks to obtain domestic and international patent protection and endeavors to promptly file patent applications for new commercially valuable inventions as they arise to expand its intellectual property portfolio. MitoCareX also relies on proprietary know-how and trade secrets to protect certain innovations that may be important to its business and to benefit from their confidential status.

Intellectual Property Relating to Our Drug Discovery activities

MitoCareX continually assesses and refines its intellectual property strategy as it discovers and validate new ‘hit’ small molecules and make structural improvements to its hit compound 1 based derivatives. To that end, MitoCareX aims to file additional patent applications as appropriate to support its intellectual property strategy, or where MitoCareX seeks to adapt to competition or seize business opportunities.

MITOLINE™ is currently trademarked in Israel. MitoCareX currently have an application for registration of “MITOLINE™” mark in the United States.

Scope and Duration of Intellectual Property Protection

The area of patent and other intellectual property rights in the biopharmaceutical industry is an evolving one with many risks and uncertainties, and third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and practicing our proprietary technology. Our patents that may issue in the future may be challenged, narrowed, circumvented, or invalidated, which could limit our ability to stop competitors from marketing related product candidates. In addition, our competitors may independently develop similar technologies, and the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors with similar technology. For these and other reasons, we may have competition for our product candidates. Moreover, because of the extensive time required for development, testing, and regulatory review of a potential product, it is possible that before any product candidate can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any protection afforded by the patent. For this and other risks related to our proprietary technology, inventions, improvements, and product candidates,

We also rely on trade secret protection for our confidential and proprietary information. Although we take steps to protect our confidential and proprietary information as trade secrets, including through contractual means with our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our technology as trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors to execute confidentiality agreements under the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In many cases our agreements with consultants, outside scientific collaborators, sponsored researchers, and other advisors require them to assign or grant us licenses to inventions they invent as a result of the work or services they render under such agreements or grant us an option to negotiate a license to use such inventions. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches.

We also seek to preserve the integrity and confidentiality of our proprietary technology and processes by maintaining physical security of our premises and physical and electronic security of our information technology systems. Although we have confidence in these individuals, organizations, and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. To the extent that our employees, contractors, consultants, collaborators, and advisors use intellectual property owned by others in their work for us, disputes may arise as to the rights in relation to the resulting know-how or inventions.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities.

Commercialization

MitoCareX intends to retain significant development and commercial rights to our future lead compound/s and, if marketing approval is obtained, to commercialize it on its own, or potentially with a partner, in the United States and other regions. MitoCareX currently have no sales, marketing, or commercial product distribution capabilities. MitoCareX intends to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of its small molecule compounds. Future clinical data, the size of the addressable patient population, the size of the commercial infrastructure, and manufacturing needs may all influence or alter MitoCareX’s commercialization plans.